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                                   EXHIBIT 11
                             Flagstar Bancorp, Inc.
                      Computation of Net Earnings per Share


Net earnings per share - basic and Net earnings per share - diluted are computed by dividing this amount by the weighted average number of common stock and common stock equivalents outstanding during the period, respectively.

                                                                       For the quarter                For the nine months
                                                                      ended September 30,             ended September 30,
                                                                     1998             1997           1998            1997
                                                                   ---------        ---------     ----------      ---------
                                                                              (In thousands, except share data)

Net Earnings                                                       $ 10,305         $  6,194       $  28,241      $ 15,856

Average common shares outstanding                                    13,670           13,670          13,670        12,685

Net earnings per share - basic                                     $   0.76         $   0.45       $    2.07      $   1.25

Average common share equivalents outstanding                         14,188           12,798          14,156        12,787

Net earnings per share - diluted                                   $   0.73         $   0.44       $    2.00      $   1.24
